As filed with the Securities and Exchange Commission on April 19, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

MSGE SPINCO, INC.*

(Exact name of registrant as specified in its charter)

Delaware	92-0318813
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Two Pennsylvania Plaza

New York, New York 10121

(Address of principal executive offices, including zip code)

2023 Employee Stock Plan

2023 Stock Plan for Non-Employee Directors

(Full title of each plan)

Jamal H. Haughton

Executive Vice President, General Counsel and Secretary

Two Pennsylvania Plaza

New York, New York 10121

(Name and address of agent for service)

(212) 465-6000

(Telephone number, including area code, of agent for service)

With a copy to:

Robert W. Downes, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☒

*

MSGE Spinco, Inc. will be renamed “Madison Square Garden Entertainment Corp.” in connection with the distribution of its common stock by its parent company, as described in more detail in the Information Statement dated April 3, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant are incorporated herein by reference:

(a)

The Registrant’s Registration Statement on Form 10-12B/A (File No. 001-41627) filed on March 30, 2023, including the description of the Registrant’s Common Stock contained therein, and any amendment or report filed for the purpose of updating such description.

(b)	The Registrant’s Current Report on Form 8-K filed with the SEC on April 4, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any current or former director, officer or employee or other individual against expenses, judgments, fines and amounts paid in settlement in connection with civil, criminal, administrative or investigative actions or proceedings, other than a derivative action by or in the right of the corporation, if the director, officer, employee or other individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s amended and restated certificate of incorporation will provide that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, or by any successor thereto, the Registrant will indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification provided under the certificate of incorporation is not exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The amended and restated certificate of incorporation also provides that no amendment, modification or repeal of the indemnification provision shall adversely affect any right or protection of a person that exists at the time of such amendment, modification or repeal.

The Registrant expects to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements will provide that the Registrant will, to the fullest extent permitted by Delaware law, and subject to the terms and conditions of each indemnification agreement, indemnify each director and executive officer against certain types of liabilities and pay or reimburse certain expenses if the director or executive officer is involved in any manner (including as a party or witness) in certain types of proceedings by reason of the fact of such person’s service as a director, officer, partner, trustee, fiduciary, manager or employee of the Registrant or of any other corporation, limited liability company, public limited company, partnership, joint venture, trust, employee benefit plan, fund or other enterprise (a) that is affiliated with the Registrant or (b) at the written request of the Board of Directors of the Registrant, a committee thereof, the Executive Chairman or the Chief Executive Officer of the Registrant.

A Distribution Agreement between the Registrant (to be renamed Madison Square Garden Entertainment Corp.) and Madison Square Garden Entertainment Corp. (to be renamed Sphere Entertainment Co., “Sphere Entertainment”) provides for indemnification by the Registrant of Sphere Entertainment and its directors, officers and employees and by Sphere Entertainment of the Registrant and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act. The amount of these indemnity obligations is unlimited.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Registrant’s Form of Second Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form 10-12B/A (File No. 001-41627) filed on March 30, 2023)

4.2	Registrant’s Form of Amended Bylaws (incorporated herein by reference to Exhibit 3.4 to Registrant’s Registration Statement on Form 10-12B (File No. 001-41627) filed on March 10, 2023)

4.3	2023 Employee Stock Plan

4.4	2023 Stock Plan for Non- Employee Directors

5	Opinion of Jamal H. Haughton

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of KPMG LLP

23.3	Consent of Jamal H. Haughton (contained in the Opinion filed as Exhibit 5)

24	Power of Attorney (set forth on the signature page)

107	Calculation of Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 19th day of April, 2023.

MSGE SPINCO, INC.

By:	/s/ Jamal H. Haughton
	Name:	Jamal H. Haughton
	Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes David F. Byrnes, Jamal H. Haughton and Philip G. D’Ambrosio to file one or more amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as any of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints David F. Byrnes, Jamal H. Haughton and Philip G. D’Ambrosio as Attorney-in-Fact to execute his or her name and on his or her behalf to file any such Amendments to this Registration Statement.

Signature	Title	Date

/s/ James L. Dolan	Executive Chairman, Chief Executive Officer and Director	April 19, 2023
James L. Dolan

/s/ David F. Byrnes	Executive Vice President and Chief Financial Officer	April 19, 2023
David F. Byrnes

/s/ Courtney M. Zeppetella	Senior Vice President, Controller and Chief Accounting Officer	April 19, 2023
Courtney M. Zeppetella

/s/ Frederic V. Salerno	Director	April 19, 2023
Frederic V. Salerno